ARTICLES OF INCORPORATION

OF

HESPERIA TRUSS, INC.

I. The name of this corporation is HESPERIA TRUSS, INC.

II. The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of professions permitted to be incorporated the California Corporations Code.

III The name and address in the State of California of this corporations initial agent for service of process is:

DONALD SHIMIP
9780 "E" Ave.
Hesperia, CA 92345

IV. This corporation is a close corporation, chapter "C".

V. This corporation is authorized to issue only one class of shares of stock; the total number of shares which this corporation is authorized to issue is one hundred thousand (100,000).

VI. All of the corporation! s issued shares of stock of all classes shall be held of record by not more than thirty five (35) persons.

DATED: November 6,1996                                                                         /s/ Donald Shimp
                                                                                                                    DONALD SHIMP